Exhibit 99.1

    Pyramid Breweries Inc. Reports Fourth Quarter and YTD Results,
       Continued Sales Growth, Plans to Reduce Operating Costs,
                    and Change in Dividend Policy

    SEATTLE--(BUSINESS WIRE)--Feb. 11, 2005--Pyramid Breweries Inc. (Nasdaq:PMID), today announced results for the fourth quarter and full year of 2004; a new plan to reduce costs, and a change in dividend policy.
    Pyramid reported strong sales growth with net revenue increasing 27.1% to $10,558,000 from the fourth quarter in 2003. However, rising costs of operations increased the net loss for the quarter to $1,458,000 compared to $962,000 in the same period last year. EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation expense) for the quarter decreased $387,000 to a negative $618,000. The increased loss for the quarter resulted from rising costs of goods in the beverage division related to the underutilized capacity of the Company's recently acquired Portland, Oregon operations, increased freight and distribution costs driven by high fuel surcharges, continued costs related to the integration of Portland Brewing Company operations and planned increases in selling and marketing expenses.
    "We are encouraged by the improving revenue growth driven by increasing sales volumes of our flagship Pyramid Hefeweizen brand alongside the added sales volume related to the acquisition of the assets of the Portland Brewing Company," commented John Lennon, Chief Executive Officer. "However the acquisition also lead to a sharp increase in operating costs in the quarter pending the rationalization of production capacity which was announced on January 27, 2005. The increased costs came at the same time as the Company experienced a higher than anticipated decline in sales of the lead MacTarnahan's brand acquired in the acquisition of Portland Brewing Company assets on July 31, 2004, and this decline in sales also contributed to the erosion of our operating margins."
    In order to improve operating results, Lennon said that the Company will concentrate on three primary activities in the coming year -- 1) driving sales and revenue growth by focusing efforts on developing its core Pyramid, MacTarnahan's and Thomas Kemper brands;
2) eliminating all unnecessary costs from across the business, and 3) seeking constant improvement in operating efficiencies. "To that end," according to Lennon, "we have already announced that we will begin shifting a significant portion our Seattle-based brewing and soda production to our Portland facility. This will allow the company to lower its operating costs, while enabling the Seattle facility to pursue a significant malt beverage production contract from a leading international producer of malt beverages." Combined, these moves are expected to enable the company to utilize an increasing amount of available brewing capacity.
    Lennon further stated "As a management team, we are now focusing on controlling our operating and selling costs. In order to improve the financial performance of the Company, we have initiated a cost reduction program with a goal of reducing annual operating expenses by at least $2 million. This initiative includes the consolidation of branded brewing operations from the Company's Seattle brewery to its Portland facility; expansion of contract production for other beverage suppliers at the Seattle plant; streamlining administrative functions; and eliminating redundancies throughout the newly combined organization. The majority of the cost reduction program initiatives are expected to be implemented during the first half of 2005."
    For the fourth quarter of 2004 total beer shipments increased 43.8%, to 40,817 barrels including the addition of the Portland Brewing Company barrelage acquired through the Company's acquisition of Portland Brewing Company assets on July 31, 2004. The additional barrelage added to the Pyramid family includes the MacTarnahan's, Saxer, Nor'Wester, and the licensed Buffalo Bills products acquired from Portland Brewing Company. Shipments of Thomas Kemper Soda totaled 7,610 barrels, down 18.4% from a year ago due primarily to the loss of a distribution contract with a national restaurant chain. Total beverage shipments amounted to 48,427 barrels in the quarter, increasing 28.4% from the prior year period. Total beverage shipments increased in all but one of the Company's major sales regions over the same period in 2003. The Company's lead beverage brand family, Pyramid, increased 14.0% for the quarter ended December 31, 2004.
    Alehouse division sales increased 14.4%, or $457,000, from the prior year quarter to $3,635,000. The sales increase resulted primarily from the addition of the MacTarnahan's Taproom (acquired in the Portland Brewing transaction), increased same store sales (Seattle, Berkeley, and Walnut Creek alehouses), and offset by a sales decline at the Sacramento Alehouse. The Sacramento alehouse sales have dropped following the strong post-opening levels achieved during the third quarter of 2003.
    Gross margin dollars for the quarter increased 33.0%, or $376,000, to $1,515,000 resulting from an increase in both beverage and alehouse division sales. The increase in margin is a result of the addition of the Portland Brewing Company barrelage acquired on July 31, 2004 and improvements in the same store activities of the Alehouse Division. The incremental gross margin associated with the barrelage acquired from Portland Brewing Company was approximately $260,000. Gross margins as a percentage of net sales increased to 14.3% for the quarter from 13.7% for the same period in 2003.
    During the fourth quarter, beverage division cost of goods sold as a percentage of sales increased from 79.2% in 2003 to 79.6% in 2004, primarily due to increases in labor, utility and freight costs as well as integration costs related to the acquisition of Portland Brewing Company assets and low utilization of the Portland brewery operation. Beverage division gross margins dollars increased 32.6%, or $349,000 to $1,421,000, compared to the same period in 2003. The total alehouse gross margins increased to $94,000 compared to $54,000 in the fourth quarter of 2003 driven primarily by an improvement in same store prime costs (food, beverage and labor) in 2004.
    Selling, general and administrative expenses for the fourth quarter increased $764,000 over the same period in 2003. The additional expense was primarily attributed to increases in selling and marketing expenses that are expected to drive future beverage division sales. The higher selling, general and administrative expenses in the fourth quarter were also caused by increased general and administrative costs, costs associated with filings required by securities laws due to being a publicly traded company, additional travel and administrative expenses related to the integration of the Portland Brewing Company business, and other personnel related expenses.
    For the year, the Company's net sales increased 15.8%, to $40,084,000 compared to the twelve months ended December 31, 2003. Total shipments for the beverage division for the year increased 15.0%, to 183,210 barrels compared to the same period in 2003. Shipments of Pyramid beer increased 8.6% to 121,131 barrels while shipments of Thomas Kemper Soda decreased 7.6% to 40,678 barrels for the twelve month period ended December 31, 2004, compared to the same period in 2003. Sales for the alehouse division were up 12.8% to $14,004,000 for the twelve month period ended December 31, 2003, due to the addition of the Sacramento Alehouse which contributed an additional $833,000 for the twelve month period compared to the same period in 2003 and the new Portland Taproom which contributed $865,000 in 2004. Total gross margin dollars for the year increased $806,000 to $7,791,000 due to the higher beverage volumes, the addition of the Sacramento Alehouse and Portland Taproom and the absence of pre-opening expenses incurred with respect to the Sacramento Alehouse in 2003.
    Selling, general and administrative expenses for the full year of 2004 increased to $10,568,000, compared to $8,492,000 incurred during the full year 2003. The $2,076,000 additional expense was attributed to several factors, including increased selling expenses of $758,000 (including $114,000 in costs related to the acquisition of the Portland Brewing Company assets), marketing activity cost increases of $222,000, increased Alehouse administrative expenses of $281,000, and increased administrative expenses of $815,000 (including $445,000 of non-recurring severance and other costs related to the changing of the Company's former CEO and hiring of Mr. Lennon in August, 2004, $184,000 of additional legal, accounting and compliance costs associated with being a public company, a non-recurring $99,000 state and local tax refund recorded in 2003 as an expense reduction, and $82,000 of costs related to the integration of Portland Brewing Company operations and other administrative costs).
    Net loss for the full year ended December 31, 2004 increased to $2,729,000 compared to a net loss of $1,198,000 for the same period of the prior year. EBITDA for the full year was $187,000 compared to $1,345,000 for the prior year.
    The Company also announced that its Board of Directors has determined to cease paying dividends at this time in order to reinvest the Company's positive cash flow back into the business. This decision was taken in order to fund additional sales growth with the money previously earmarked for dividends which the Board believes will ultimately deliver superior shareholder value. The Board also remains committed to evaluating other opportunities for investment that may provide a more optimal use for such cash flow and will maximize value to the shareholders. At this time, the Board believes such opportunities are provided by the continued success of Pyramid's award winning Hefeweizen brand as well as growth in its other existing core businesses.
    Subsequent to December 31, 2004, the Company announced that it has entered into a long-term $7,850,000 securitized financing arrangement with Morgan Stanley Mortgage Capital Inc., for the purpose of refinancing the Company's existing $7,200,000 short term note with Sugar Mountain Capital, LLC. The Company was required, as a term of the financing, to establish a wholly owned subsidiary as a single purpose entity, named Pyramid Gilman Street Property, LLC (the "Subsidiary"), to act as the legal owner of the property. The Subsidiary subsequently entered into a long-term promissory note, dated January 27, 2005, which has been secured by a deed of trust against the Company's Berkeley, California Brewery and Alehouse facility. The terms of the long-term financing, approved by the Company's Board of Directors, include monthly payments of principal and interest for a period of ten years, interest charged at an annual rate of 5.77%, and a loan amortization period of thirty years. The promissory note is assumable and it generally does not allow for prepayments of principal other than through the regularly scheduled monthly payments. The loan is guaranteed by Pyramid Breweries Inc. and the Company intends to consolidate the financial statements of the Subsidiary into the Company's financial reports and filings. Under the terms of the financing, the Company was required to enter into a Commercial Lease between itself and the Subsidiary. The Commercial Lease is not expected to have any cash flow impact on the consolidated entities. Other important terms of the financing include the requirement to place $500,000 of the proceeds of the loan in an interest bearing restricted reserve account to be used by the lender as additional security for all of the Company and its Subsidiary's obligations under the Promissory Note, the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing. The Company and its Subsidiary are further required to deposit an additional $10,000 per month into the restricted reserve account until the balance of the reserve account is at least $750,000. Additionally, the Company and its Subsidiary are required to create and fund a replacement reserve account for the purpose of funding capital repairs and replacements to the subject property. The replacement reserve account is funded by monthly payments of $1,729 until the total amount of the replacement reserve is at least $62,500.
    The Company has negotiated a modification of its bank line of credit with First Mutual Bank, temporarily increasing the availability of funds during the first half of the year ending June 30, 2005. Under the revised terms of this agreement, the interest rate charged on the amounts outstanding has increased to prime plus 2% and a fee of 1/2 percent has been charged by the Bank. The Company has also agreed to adhere to certain financial performance covenants and future dividends payments are subject to the Bank's prior approval.
    The Company announced on January 27, 2005, that it was consolidating its brewery production to meet rising demand for its Pyramid branded products and to reduce production costs. Due to increased Pyramid beer sales in 2004 and expected operating efficiencies, the Company will transfer the majority of its branded beer and soda brewing production currently performed at its Seattle facilities to its Portland facilities with Portland Brewing Company. Pyramid also announced it has signed a non-binding letter of intent with an international beverage company to produce malt beverages in its Seattle facility
    EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure, but it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. Pyramid defines EBITDA as earnings before interest, taxes, depreciation, amortization and stock compensation expense. This calculation may differ from other similarly titled measures used by other companies. Management believes that this information is useful to investors, given the capital intensive nature of the business. However, it is not a substitute for liquidity or operating measures calculated in accordance with GAAP. A table reconciling this measure to the appropriate GAAP measure is included in the Selected Unaudited Cash Flow Data table included in this release.
    Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers and sodas, now produced mainly under the Pyramid, MacTarnahan's and Thomas Kemper brand names. The Pyramid Family now includes five breweries, located in Seattle, Washington, Portland, Oregon and Berkeley, Walnut Creek and Sacramento, California, as well as five adjoining restaurants. For more information, visit www.PyramidBrew.com.

    Forward Looking Statements

    Statements concerning future performance, developments or events, concerning potential sales, restaurant expansion, production capacity, pending agreements with third parties and any other guidance on future periods, constitute forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof, or comparable terminology. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control and which could cause actual results or outcomes to differ materially from our stated expectations. Some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include: increased competition from craft and imported beer producers as well as from national brewers with greater financial resources and more extensive distribution networks than ours; reductions in distribution options through our independent distributors; inability of the Company to achieve anticipated cost reductions; changes in and compliance with governmental policies and regulations with respect to our products; competitive pressures that cause decreases in the selling prices of our products; declines in our operating margins; acquisitions that may adversely affect our financial condition; and the failure of either the third-party brewers with which we contract or us to perform under our agreements. More information regarding factors that potentially could affect the Company's financial results is included in our most recent quarterly report on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Any forward-looking statements are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as may be required by law.



                        Pyramid Breweries Inc.
                   Selected Unaudited Operating Data
            (dollars in thousands except per share amounts)


                                   Three months ended December 31,
                                --------------------------------------
                                             % of               % of
                                              Net                Net
                                    2004     Sales     2003     Sales
                                 ---------- ------- ---------- -------
Gross sales                     $   11,205         $    8,754
  Less excise taxes                    617                426
                                 ----------         ----------
Net sales                           10,588   100.0%     8,328   100.0%
Cost of sales                        9,073    85.7%     7,189    86.3%
                                 ---------- ------- ---------- -------
  Gross margin                       1,515    14.3%     1,139    13.7%
Selling, general and
 administrative expenses             2,908    27.5%     2,144    25.7%
                                 ---------- ------- ---------- -------
Operating loss                      (1,393) (13.2%)    (1,005) (12.0%)
Other income, net                      (65)  (0.6%)        44     0.5%
                                 ---------- ------- ---------- -------
(Loss) income before income
 taxes                              (1,458) (13.8%)      (961) (11.5%)
Income taxes                             -     0.0%        (1)  (0.0%)
                                 ---------- ------- ---------- -------
Net (loss) income               $   (1,458) (13.8%)$     (962) (11.5%)
                                 ========== ======= ========== =======

Basic and diluted net (loss)
 income per share                   ($0.17)            ($0.11)
Weighted average basic and
 diluted shares outstanding      8,776,000          8,492,000

Beer barrels shipped                40,817             28,394
Soda barrels shipped                 7,610              9,325
                                 ----------         ----------
Total barrels shipped               48,427             37,719
                                 ==========         ==========


                                        Year ended December 31,
                                  -----------------------------------
                                             % of                % of
                                              Net                 Net
                                    2004     Sales     2003      Sales
                                 ----------  ------ ----------  ------
Gross sales                     $   42,176         $   36,378
  Less excise taxes                  2,092              1,753
                                 ----------         ----------
Net sales                           40,084   100.0%    34,625   100.0%
Cost of sales                       32,293    80.6%    27,640    79.8%
                                 ----------  ------ ----------  ------
  Gross margin                       7,791    19.4%     6,985    20.2%
Selling, general and
 administrative expenses            10,568    26.4%     8,492    24.5%
                                 ----------  ------ ----------  ------
Operating loss                      (2,777)  (6.8%)    (1,507)  (4.4%)
Other income, net                       52     0.1%       312     0.9%
                                 ----------  ------ ----------  ------
Loss before income taxes            (2,725)  (6.8%)    (1,195)  (3.5%)
Income taxes                            (4)  (0.0%)        (3)  (0.0%)
                                 ----------  ------ ----------  ------
Net loss                        $   (2,729)  (6.8%)$   (1,198)  (3.5%)
                                 ==========  ====== ==========  ======

Basic and diluted net loss per
 share                              ($0.32)            ($0.14)
Weighted average basic and diluted
 shares outstanding              8,578,000          8,452,000

Beer barrels shipped               142,532            115,314
Soda barrels shipped                40,678             44,026
                                 ----------         ----------
Total barrels shipped              183,210            159,340
                                 ==========         ==========



                        Pyramid Breweries Inc.
                 Selected Unaudited Balance Sheet Data
                        (dollars in thousands)

                                           December 31,   December 31,
                                              2004           2003
                                           ----------     ----------
Assets
Current assets:
  Cash and cash equivalents               $        -     $    1,558
  Short-term investments                           -            492
  Other current assets                         4,624          3,691
Fixed assets, net                             28,872         21,406
Other non-current assets                         820            637
                                           ----------     ----------
  Total assets                            $   34,316     $   27,784
                                           ==========     ==========

Liabilities and Stockholders' Equity
Current liabilities                       $    6,811     $    3,996
Long-term debt                                 7,117              -
Non-current liabilities                          615          1,585
                                           ----------     ----------
  Total liabilities                           14,543          5,581

  Total stockholders' equity                  19,773         22,203


  Total liabilities and                    -------------------------
      stockholders' equity                $   34,316     $   27,784
                                           ==========     ==========



                        Pyramid Breweries Inc.
                   Selected Unaudited Cash Flow Data
                        (dollars in thousands)

                                                     Full Year Ended
                                                        December 31,
                                                        2004     2003
                                                      -------  -------
Net loss                                             $(2,729) $(1,198)
 Depreciation and amortization                         2,668    2,443
 Stock compensation                                       19       92
 Accretion of discount on long-term debt                   4        5
 Loss on sales of fixed assets                            10        2
 Deferred rent                                          (133)     639
 Changes in operating assets and liabilities, net of
  acquisition of Portland Brewing                      1,479      600
                                                      -------- -------
 Net cash provided by operating activities             1,318    2,583
 Net cash used in investing activities                (2,110)    (391)
 Net cash used in financing activities                  (766)  (1,230)
                                                      -------- -------
(Decrease) increase in cash and cash equivalents     $(1,558) $   962
                                                      ======== =======


 Reconciliation of net cash provided by operating activities to EBITDA for three months ended December 31:
 Net cash provided by operating activities           $   (44) $  (343)
 Deferred rent                                            17       50
 Gain (loss) on sales of fixed assets                      -       (1)
 State income tax expense                                  -        1
 Interest paid                                           128        -
 Changes in operating assets and liabilities            (719)      62
                                                      -------  -------
 EBITDA                                              $  (618) $  (231)
                                                      =======  =======

 Reconciliation of net cash provided by operating activities to EBITDA for the full year ended December 31:
 Net cash provided by operating activities           $ 1,318  $ 2,583
 Deferred rent                                           133     (639)
 Loss on sales of fixed assets                           (10)      (2)
 State income taxes                                        4        3
 Interest paid                                           221        -
 Changes in operating assets and liabilities          (1,479)    (600)
                                                      -------  -------
 EBITDA                                              $   187  $ 1,345
                                                      =======  =======

    CONTACT: Pyramid Breweries Inc.
             Jim Hilger, 206-682-8322